Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-143793

                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 5

                                       to

                       Prospectus dated November 13, 2007

                                       of

                              BIGSTRING CORPORATION

                        18,524,866 Shares of Common Stock

                      -------------------------------------

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007 and the prospectus supplement number 4 dated January 25, 2008. This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented. The primary purpose of this prospectus supplement is to notify stockholders that (1) James Terry has been named Chief Technology Officer of BigString Corporation; and (2) BigString Interactive Inc., a wholly-owned subsidiary of BigString Corporation, has launched a new application that enables Facebook users to broadcast their original live video content.

This prospectus supplement includes the attached Current Report on Form 8-K, with exhibits, which was filed with the Securities and Exchange Commission on February 12, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is February 12, 2008

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                January 30, 2008


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                      000-51661              20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of         (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)


 3 Harding Road, Suite E, Red Bank, New Jersey                     07701
--------------------------------------------------------------------------------
  (Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (732) 741-2840



         ---------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

         Item 8.01.     Other Events.
         ---------      ------------

         On January 30, 2008, BigString Corporation ("BigString") issued a press release announcing that James Terry has been named Chief Technology Officer of BigString. A copy of the press release is attached hereto as Exhibit 99.1.
                                                             ------------

         On February 11, 2008, BigString issued another press release announcing that BigString Interactive Inc., a wholly-owned subsidiary of BigString, has launched a new application that enables Facebook users to broadcast their original live video content. A copy of the press release is attached hereto as
Exhibit 99.2.
------------

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

              (d)       Exhibits:

             Exhibit
             Number     Description
             ------     -----------

             99.1 Press Release Re: James Terry Named Chief Technology Officer of BigString Corporation.

             99.2 Press Release Re: BigString Corporation Launches Social BigString TV Which Enables Users To Broadcast Live Video Content on Facebook.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                BIGSTRING CORPORATION
                                       -----------------------------------------
                                                     (Registrant)



                                       By:  /s/ Darin M. Myman
                                           -------------------------------------
                                           Darin M. Myman
                                           President and Chief Executive Officer


Date:  February 12, 2008

                                  EXHIBIT INDEX

Exhibit
Number              Description
------              -----------


99.1 Press Release Re: James Terry Named Chief Technology Officer of BigString Corporation.

99.2 Press Release Re: BigString Corporation Launches Social BigString TV Which Enables Users To Broadcast Live Video Content on Facebook.

                                                                    EXHIBIT 99.1


       JAMES TERRY NAMED CHIEF TECHNOLOGY OFFICER OF BIGSTRING CORPORATION

         RED BANK, N.J., January 30 - BigString Corporation (OTCBB: BSGC) announced today that James Terry has been named Chief Technology Officer. In that capacity, he will lead the company's development and introduction of new product initiatives and existing product enhancements, all of which will be based on BigString's patent pending recallable, erasable, self-destructing email system and applications.

         Mr. Terry has more than 25 years experience in technological development. Prior to joining BigString, Mr. Terry was CTO of SurveyUSA, an animated pollster that uses IVR technology to poll more than two million Americans annually. He also served as CTO of Annotate.net, and was a senior partner of Kandu, a software development company. He is the author of the forthcoming book, Digital Media Programming Bible, A Complete Guide to Sound and Video Programming Under Microsoft Windows.

         "James has a strong track record of innovation in applying technologies that win in the marketplace. We believe he will be able to contribute immediately to our new product development initiatives," stated Darin Myman, President and CEO of BigString.

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT:   Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com

                                                                    EXHIBIT 99.2


            BIGSTRING CORPORATION LAUNCHES SOCIAL BIGSTRING TV WHICH ENABLES USERS TO BROADCAST LIVE VIDEO CONTENT ON FACEBOOK

         RED BANK, N.J. February 11, 2008 -- A new application that enables Facebook users to broadcast their original live video content has been launched by BigString Interactive Inc., a wholly-owned subsidiary of BigString Corporation (OTCBB: BSGC). This new Facebook application is part of BigString's initiative to develop social network messaging and content applications built around the company's core technology. The company's beta release will allow anyone with a computer, an Internet connection and a web cam to set up their own channel and broadcast live on BigString TV.

         Darin Myman, President and CEO of BigString Corporation, commented, "The reason we are excited about the release of BigString TV is that we believe it will give us a foothold in social network content distribution. The distribution of original content through BigString TV will allow us to continue building market awareness of our core messaging products."

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, Big String's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com